FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Announces Assumption of Contract to

Acquire 80,435 Square Foot Shopping Center in Boiling Springs, South Carolina

•	Contemplated acquisition will expand Wheeler’s presence to 7 properties in South Carolina
•	Property is 93.5% leased

Virginia Beach, VA – May 8, 2014 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today that the Company has assumed a contract previously entered into by Wheeler Interests, LLC, an affiliated company, to acquire the Cypress Shopping Center, a 80,435 square foot grocery anchored shopping center for a purchase price of approximately $8.3 million, or $103 per leasable square foot. The potential acquisition will increase the Company’s total property count to 24 and total gross leasable area (“GLA”) to 1,375,007 square feet. The Company anticipates that it will acquire the property using a combination of cash and debt.

The shopping center is located in Boiling Springs, South Carolina, at the intersection of Old Furnace Road and Boiling Spring Road which averages 24,600 vehicles per day. The property is approximately 8 miles northwest of Spartanburg and 35 miles east of Greenville with immediate access to I-85, a major interstate highway in the southeastern part of the United States.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “We are pleased to announce the assumption of the contract to acquire the Cypress Shopping Center. Upon acquisition, the center will make a great addition to our portfolio, as it is over 93% leased by nationally and regionally known tenants, located in a tertiary market and includes large shadow anchors that historically helped drive traffic to the area. We view the Cypress Shopping Center as a prime example of the pipeline of ‘necessity-based’ properties that are available and believe that this transaction will generate strong returns and add value for our shareholders.”

Cypress Shopping Center –

Boiling Springs, South Carolina

Built in 1999, the Cypress Shopping Center is 80,435 square feet and is anchored by a Bi-Lo grocery store and Dollar General Store. The property is 93.5% leased and is occupied by nationally and regionally known tenants that include UPS, Little Caesars, Subway, Verizon and H&R Block. The property is adjacent to Wal-Mart and Lowes.

Wheeler Real Estate Investment Trust Inc. (NASDAQ: WHLR) assumes contract to acquire a shopping center located in Boiling Springs, SC (photo above). Additional information on the property can be found at the Company’s website: www.whlr.us. Photo courtesy of Wheeler.

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May 8, 2014

Location / Demographic Information

Boiling Springs is located in Spartanburg County, South Carolina, which has a population of 284,307 and is included in the Spartanburg, South Carolina Metropolitan Statistical Area.

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward looking Statement

Wheeler Real Estate Investment Trust, Inc. (the “Company”) considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company’s statements regarding potential future acquisitions and the anticipated profitability of such potential acquisitions are forward-looking statements. There are a number of important factors that could cause the Company’s operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company’s ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company’s ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company’s filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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May 8, 2014

CONTACT:	-OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust, Inc.		The Equity Group Inc.
Robin Hanisch		Terry Downs
Corporate Secretary		Associate
(757) 627-9088 / robin@whlr.us		(212) 836-9615 / tdowns@equityny.com

Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com